Registration No. 33-
                                                                      -------

-----------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                     ----------------------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933
                         --------------------------

  WPS RESOURCES CORPORATION            WISCONSIN PUBLIC SERVICE CORPORATION


         (Exact name of registrants as specified in their charters)

          WISCONSIN                   39-1775292                   WISCONSIN                    39-0715160
(State or other jurisdiction of    (I.R.S. Employer     (State or other jurisdiction of      (I.R.S. Employer
 incorporation or organization)   identification No.)    incorporation or organization)     identification No.)

                               700 NORTH ADAMS STREET
                                  P. O. BOX 19001
                           GREEN BAY, WISCONSIN  54307-9001
                       (Address of principal executive offices)


                  WPS RESOURCES CORPORATION DEFERRED COMPENSATION PLAN
                              (Full title of the plan)


                Larry L. Weyers                           Copy to:
Chairman, President, and Chief Executive Officer
           WPS Resources Corporation                   Michael S. Nolan
      Chairman and Chief Executive Officer             Foley & Lardner
      Wisconsin Public Service Corporation        777 East Wisconsin Avenue
            700 North Adams Street             Milwaukee, Wisconsin 53202-5367
               P. O. Box 19001                 Telephone Number: 414-297-5672
       Green Bay, Wisconsin 54307-9001
       Telephone Number:  920-433-1466
     (Name, address and telephone number,
   including area code, of agent for service)

                           ----------------------------

                            CALCULATION OF REGISTRATION FEE

========================================================================================
  Title of                               Proposed           Proposed
 Securities            Amount             Maximum            Maximum          Amount of
   to be                to be         Offering Price        Aggregate       Registration
 Registered          Registered          Per Share        Offering Price        Fee
----------------------------------------------------------------------------------------

   Deferred         $10,450,000            100%          $10,450,000 (2)      $3,266
 Compensation
Obligations(1)
Common Stock,
  $1.00 par
   value(1)       180,000 shares       $33.5938 (3)      $ 6,046,884 (3)      $1,890
========================================================================================

(1)  The Deferred Compensation Obligations are unsecured obligations of
     WPS Resources Corporation and Wisconsin Public Service Corporation to pay deferred compensation in the future to certain of their employees in accordance with the terms of the WPS Resources Corporation Deferred Compensation Plan. Certain of such Deferred Compensation Obligations may be fulfilled, at the option of WPS Resources Corporation or Wisconsin Public Service Corporation, as the case may be, in cash or Common Stock of WPS Resources Corporation; accordingly, 180,000 shares of Common Stock of WPS Resources Corporation are also being registered hereunder.
(2)  Estimated solely for the purpose of determining the registration fee.
(3) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on August 31, 1998.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

     The Prospectus contained in this Registration Statement is a combined Prospectus pursuant to Rule 429 and relates to Registration No. 33-65167.

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The document or documents containing the information specified in
Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ---------------------------------------

          The following documents have been previously filed by Wisconsin Public Service Corporation (the "Company") and WPS Resources Corporation ("WPS Resources") with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, which includes audited financial statements as of and for the year then ended.

          (b) WPS Resources Annual Report on Form 10-K for the year ended December 31, 1997, which includes audited financial statements as of and for the year then ended.

          (c) WPS Resources Corporation Deferred Compensation Plan (the "Plan") Annual Report on Form 11-K for the year ended December 31, 1997, which includes an unaudited financial statement for the year then ended.

          (d) All other reports filed by the Company and WPS Resources pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997.

          (e) The description of the capital stock of WPS Resources contained in Item 1 of the Company's Registration Statement on Form 8-B, filed June 1, 1994 with the Commission, and any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Company, WPS Resources or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company and WPS Resources file a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.
          -------------------------

          The Common Stock of WPS Resources is registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

          Under the Plan, eligible employees of WPS Resources and the Company ("Participant(s)") may voluntarily defer up to 30% of such Participant's compensation, in increments of 1%. A Participant may defer more than 30% of his or her compensation only with the approval of the Compensation Committee of the Board of Directors of WPS Resources (the "Compensation Committee").
Two separate accounts are established under the Plan for determining the amount of benefits accumulated by Participants pursuant to voluntary deferrals, an account known as Reserve Account B and an account known as a Stock Account. The obligations ("Obligations") to pay to Participants amounts voluntarily deferred into such accounts pursuant to the Plan will be unsecured obligations of the entity obligated to pay the compensation which was deferred.

          RESERVE ACCOUNT B. Reserve Account B will be credited with that portion of a voluntary deferral made by a Participant which such Participant elects to allocate to this account plus any amount in excess of 30% of compensation which an executive elects to defer in any year. Balances of Participants in Reserve Account B will be credited with an interest equivalent for each month at a rate equal to the greater of (i) 0.5% or (ii) 70% of 1/12th of the ROE (return on equity) for the 12-month period ended on the respective preceding September 30 for the months of January through March and October through December and for the 12-month period ended on the preceding March 31 for the months of April through September. The Compensation Committee may revise the interest equivalent rate for Reserve Account B or the manner in which such rate is calculated, but the rate may not be reduced below 6% per annum.

          CHANGE IN CONTROL. In the event of a "Change in Control", the minimum interest equivalent rate under Reserve Account B shall be the greater of (i) 6% per annum or (ii) a rate equal to two percentage points above the prime lending rate of Firstar Bank Milwaukee, Milwaukee, Wisconsin. A Change in Control means any of the following events:

          (1) The acquisition by any person (other than WPS Resources or any of its subsidiaries or employee benefit plans or fiduciaries therefor) of beneficial ownership of 30% or more of the voting power of the shares of the then outstanding capital stock of WPS Resources;

          (2) One-half or more of the Board of WPS Resources consists of persons who are not "Continuing Directors," (i.e., persons who were either directors on May 1, 1997, or persons whose nominations or elections were recommended or approved by a majority of the Continuing Directors then in office);

          (3) Any merger, consolidation, or reorganization of WPS Resources with any other corporation resulting in less than one-half of the outstanding securities of the surviving or resulting entity being owned by former shareholders of WPS Resources exclusive of shares owned by certain persons who are affiliated with or are substantial shareholders of a party to such transaction;

          (4) Any merger or share exchange involving WPS Resources in which WPS Resources is not the controlling or surviving corporation except a merger in which the shareholders of WPS Resources have the same proportionate ownership of the surviving corporation as they held in WPS Resources immediately prior to such merger;

          (5) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of WPS Resources other than to a wholly-owned subsidiary of WPS
               Resources; or

          (6) Approval by the shareholders of WPS Resources of any plan or proposal for the liquidation or dissolution of WPS Resources.

          STOCK ACCOUNT. The Stock Account will be credited with that portion of a voluntary deferral (not exceeding an amount equal to 30% of a Participant's compensation for any year) made by a Participant after December 31, 1995 which such Participant elects to allocate to this account and that amount of any bonus which a Participant elects to defer under WPS Resources' Short-Term Variable Pay Plan (a "Bonus Deferral"). Each month, such deferrals and dividends payable on stock units will be converted, for record keeping purposes, into whole and fractional stock units based on the average purchase price of all shares of Common Stock of WPS Resources (the "Common Stock") purchased during that month by or on behalf of the Trust and the WPS Resources Corporation Stock Investment Plan. Participants electing to allocate deferrals to the Stock Account will have no rights of a shareholder resulting from the stock units in their account. WPS Resources may, however, elect to have shares of Common Stock purchased by the Trust in an amount equal to a portion of the stock units in the Stock Account. Under the Trust, although Participants under the Plan will have no proprietary interest in shares purchased by the Trust and will remain general unsecured creditors of WPS Resources with respect to amounts deferred under the Plan, shares held by the Trust will for purposes of exercising voting rights, be allocated proportionately to the share units in the respective Participants' stock accounts and voted in accordance with the instructions of such Participants. Voluntary deferrals other than Bonus Deferrals in excess of 30% of a Participant's compensation for any year will be credited to Reserve Account B.

          ELECTIONS. Elections respecting deferrals may be revised prospectively prior to the beginning of each month. In the case of Participants subject to Section 16 of the Securities

Exchange Act of 1934, as amended (the "1934 Act"), revised elections will be effective only as to months commencing at least six months after the revised election is received by the Secretary of WPS Resources or the Company.

          DISTRIBUTIONS. Distributions from Deferred Compensation Plan Accounts will be made in 1, 3, 6, 9, 12 or 15 annual installments, as elected by the Participant and, unless the Participant has selected a later commencement date (which will in no event be later than the first distribution period following the Participant's attainment of age 72), will commence within 60 days following the end of the calendar year in which occurs the Participant's retirement or termination of employment or service. A Participant may modify a distribution election with respect to timing and number of installments, but such revision will take effect only if the Participant remains a director of, or employed by, WPS Resources or the Company or a subsidiary or affiliate thereof for 24 consecutive months following the revised election. For purposes of determining distribution amounts, share units in the Stock Account will be valued on the basis of the closing price as reported in The Wall Street Journal as New York Stock Exchange-Composite
               -----------------------
Transactions on January 21 (or if not a trading day, the next preceding trading day) of each year.

          Distributions attributable to a Participant's Stock Account shall be made in cash and/or whole shares of Common Stock as determined by the Compensation Committee in its sole discretion. Distributions attributable to Reserve Account B shall be made in cash. Unless a Participant otherwise elects, income tax on each distribution will be withheld from the cash portion of the distribution and Common Stock will be used to satisfy withholding obligations only to the extent that the cash portion of the distribution is insufficient. For Participants subject to Section 16 of the 1934 Act, elections must be received by the Secretary of WPS Resources or the Company at least six months prior to the date the Common Stock is distributed.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          --------------------------------------

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

          Pursuant to the Wisconsin Business Corporation law and Article VI of the By-Laws of each of WPS Resources and the Company, directors and officers of each of WPS Resources and the Company are entitled to mandatory indemnification from each of WPS Resources and the Company, respectively, against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his duties to WPS Resources and/or the Company, as the case may be, and such breach or failure constituted: (a) a willful failure to deal fairly with WPS Resources and/or the Company, as the case may be, or their respective shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.
Additionally, under the Wisconsin Business Corporation Law, directors of
WPS Resources and the Company are not subject to personal liability to WPS Resources and/or the Company, as the case may be, their respective shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

          The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. The Company and WPS Resources have in place insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

          Not Applicable.

ITEM 8.   EXHIBITS.
          --------

          The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

EXHIBIT NO.     EXHIBIT
----------      -------

    4 WPS Resources Corporation Deferred Compensation Plan, as amended (incorporated by reference to Exhibit G-1 to Annual Report on Form 10-K of WPS Resources Corporation and Wisconsin Public Service Corporation for the year ended December 31, 1997, filed March 6, 1998)

    5           Opinion of Foley & Lardner

  23.1          Consent of Arthur Andersen LLP

  23.2          Consent of Foley & Lardner (contained in Exhibit 5 hereto)

   24           Powers of Attorney

ITEM 9.   UNDERTAKINGS.
          ------------

          (a)  The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin,
on this  9th   day of    September   , 1998.
        ------        ---------------

                                   WPS RESOURCES CORPORATION


                                   By: /s/ Larry L. Weyers
                                       ------------------------------------
                                       Larry L. Weyers
                                       Chairman and President


        Signature                                Title
        ---------                                -----



/s/ Larry L. Weyers
------------------------------      Chairman, President, Chief Executive
Larry L. Weyers                     Officer and Director


/s/ Daniel P. Bittner
------------------------------      Vice President and Chief Financial Officer
Daniel P. Bittner


/s/ Diane L. Ford
------------------------------      Controller and Chief Accounting Officer
Diane L. Ford


A. Dean Arganbright                 Director
Michael S. Ariens                   Director
Richard A. Bemis                    Director
Daniel A. Bollom                    Director
Sister M. Lois Bush, SSM            Director
Robert C. Gallagher                 Director
Kathryn Hasselblad-Pascale          Director
James L. Kemerling                  Director




By /s/ Francis J. Kicsar
   ---------------------------
   Francis J. Kicsar
   Attorney-in-Fact

     Each of the above signatures is affixed as of September 9, 1998.
                                                   -----------

     The required Powers of Attorney are filed herewith as Exhibit 24.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin,
on this   9th  day of     September   , 1998.
        ------        ----------------

                                   WISCONSIN PUBLIC SERVICE CORPORATION


                                   By: /s/ Larry L. Weyers
                                       ------------------------------------
                                       Larry L. Weyers
                                       Chairman

        Signature                                Title
        ---------                                -----



/s/ Larry L. Weyers
------------------------------      Chairman, Chief Executive Officer and
Larry L. Weyers                     Director


/s/ Daniel P. Bittner
------------------------------      Senior Vice President-Finance
Daniel P. Bittner                   (Chief Financial Officer)


/s/ Diane L. Ford
------------------------------      Controller
Diane L. Ford                       (Chief Accounting Officer)


A. Dean Arganbright                 Director
Michael S. Ariens                   Director
Richard A. Bemis                    Director
Daniel A. Bollom                    Director
Sister M. Lois Bush, SSM            Director
Robert C. Gallagher                 Director
Kathryn Hasselblad-Pascale          Director
James L. Kemerling                  Director




By /s/ Francis J. Kicsar
   ---------------------------
   Francis J. Kicsar
   Attorney-in-Fact

     Each of the above signatures is affixed as of September 9, 1998.
                                                   -----------

     The required Powers of Attorney are filed herewith as Exhibit 24.

          The Plan.  Pursuant to the requirements of the Securities Act of
          --------
1933, the members of the Compensation Committee of the WPS Resources Corporation Board of Directors who administer the Plan, have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin,
on this 9th day of   September   , 1998.
        ---        --------------


                                       WPS RESOURCES CORPORATION
                                       DEFERRED COMPENSATION PLAN



                                        By:  /s/ A. Dean Arganbright
                                             ------------------------------
                                             A. Dean Arganbright



                                        By:  /s/ R. C. Gallagher
                                             ------------------------------
                                             Robert C. Gallagher



                                        By:  /s/ James L. Kemerling
                                             ------------------------------
                                             James L. Kemerling




                                        Members of the Compensation
                                        Committee of the WPS Resources
                                        Corporation Board of Directors

                               EXHIBIT INDEX

                         WPS RESOURCES CORPORATION
                         DEFERRED COMPENSATION PLAN
                         --------------------------


Exhibit No.                            Exhibit
----------                             -------

    4 WPS Resources Corporation Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10 G-1 to 10-K Annual Report of WPS Resources Corporation and Wisconsin Public Service Corporation for the year ended December 31, 1997, filed March 6, 1998)

    5           Opinion of Foley & Lardner

  23.1          Consent of Arthur Andersen LLP

  23.2          Consent of Foley & Lardner (contained in Exhibit 5 hereto)

   24           Powers of Attorney